Exhibit (e)(2)

CONFIDENTIALITY AGREEMENT

In connection with Bristol-Myers Squibb Company (together with its subsidiaries, “BMS”) consideration of a possible acquisition (the “Transaction”) of ZymoGenetics, Inc. (together with its subsidiaries, the “Company”), BMS has requested that it be provided certain non-public information regarding the Company. In consideration of receiving such information and any other information (whether in oral or written form, electronically stored or otherwise) delivered or made available to BMS or any of its Representatives (as defined below) directly or indirectly by the Company or any of its directors, officers, employees, advisors, consultants, agents or other representatives (such persons for either BMS or the Company in their capacity as such being herein referred to collectively as “Representatives”) (all such information described above, whether received before or after the date of this Agreement, and together with any reports, analyses, forecasts, compilations, memoranda, notes, studies and any other written or electronic materials prepared by BMS or any of its Representatives that contain, reflect or are based on such information, being herein referred to as “Evaluation Material”), the parties hereto hereby agree as follows:

1. BMS and its Representatives will (i) use the Evaluation Material solely for the purpose of evaluating a Transaction and (ii) keep the Evaluation Material strictly confidential and will not (except to the extent permitted by and only after compliance with Section 3 below), without the Company’s prior written consent, disclose any Evaluation Material, except that the Evaluation Material (or portions thereof) may be disclosed to those of BMS’ Representatives who need to know such information for the purpose of evaluating a Transaction. BMS will advise its Representatives of the terms hereof, request that they act in accordance with the terms of this Agreement and will be liable to the Company for any breach of this Agreement by its Representatives.

2. The term “Evaluation Material” does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by BMS or BMS’ Representatives in breach of this Agreement), (ii) was or becomes available to BMS on a nonconfidential basis from a person not known by BMS to be otherwise bound by a confidentiality obligation to the Company or its Representatives or is not known by BMS as otherwise prohibited from transmitting the information to BMS, (iii) was known to BMS or its Representatives prior to disclosure and not subject to a confidentiality obligation or obtained from a person not known by BMS to be bound by a confidentiality obligation or otherwise prohibited from transmitting the information to BMS, or (iv) was, is or becomes independently developed or discovered or acquired pursuant to an acquisition of a business by BMS or BMS’ Representatives without violating the obligations of BMS or BMS’ Representatives hereunder, including, without limitation, by reference to or use of any Evaluation Material. As used in this Agreement, (i) the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual and (ii) the term “affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

3. In the event that BMS or any of its Representatives receives a request or is required to disclose all or any part of the Evaluation Material pursuant to the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or a federal, state or local governmental or regulatory body or pursuant to a civil investigative demand or similar judicial process (including by means of a deposition, interrogatory, request for documents or similar process), BMS agrees to the extent permitted by law to (i) promptly in advance of any such disclosure notify the Company of the existence, terms and circumstances surrounding such a request or requirement, (ii) consult with the Company on the advisability of taking legally available steps to resist, narrow or avoid such request or requirement and (iii) in the absence of a protective order, disclose any such information which BMS is advised by legal counsel is legally required to be disclosed. In addition, BMS agrees to exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information. In the event that the Company determines to seek a protective order or similar remedy with respect to disclosure of the Evaluation Material, BMS will, to the extent permitted by applicable law and at the sole cost and expense of the Company, cooperate with the Company (including, if requested, taking all reasonable steps to resist, narrow or avoid the request or requirement to disclose the Evaluation Material) and not oppose any action by the Company with respect thereto.

4. Each of BMS and the Company agrees that during the Standstill Period each such party and each of their respective Representatives will not, without the prior written consent of the other party, directly or indirectly, disclose to any person, including any of its respective affiliates but excluding its Representatives, either the fact that discussions or negotiations are taking place, may take place or have taken place concerning a Transaction, or any of the terms, conditions or other facts with respect to any such Transaction, including, without limitation, the status thereof, the existence of this Agreement and the fact that the Evaluation Material has been made available to BMS, except to the extent that such party is advised by outside legal counsel that such disclosure is required to avoid violating applicable securities laws and the requirement to make such disclosure does not arise from a breach by the disclosing party of this Agreement, and provided that the disclosing party shall notify the other party and use reasonable efforts to consult with the other party regarding the contents of such disclosure prior to making such disclosure.

5. As of the date hereof, BMS represents that other than general communications between representatives of BMS and Novo Nordisk with respect to the Company or those otherwise disclosed to the Company in writing prior to the date hereof, none of BMS nor any of its Representatives or affiliates (in either case to the extent acting on behalf of BMS), directly or indirectly, have entered into any agreements or understandings with any person (other than any of BMS’ Representatives or affiliates) with respect to a Transaction or that would reasonably be likely to otherwise materially affect such third party’s decisions or actions with respect to a Transaction. BMS agrees that during the Standstill Period neither BMS nor any of its Representatives or affiliates (in either case to the extent acting on behalf of BMS) will, without the prior written consent of the Company, directly or indirectly, contact any other person (other than BMS’ Representatives) with respect to a Transaction, including the provision of financing with respect thereto or enter into any agreement, arrangement or understanding, or any discussions that might lead to such agreement, arrangement or understanding, with any other person regarding a Transaction, including the provision of financing with respect thereto.

6. Subject to and without limitation of its obligations under Section 18.6 of the Co-Development/Co-Promotion and Licensing Agreement relating to Type-3 Interferon Family, dated January 12, 2009, by and among the Company, ZymoGenetics, LLC and BMS (the “Collaboration Agreement”), until the date that is one (1) year from the date of this Agreement, BMS agrees not to, and shall cause its controlled affiliates not to, directly or indirectly, solicit for purposes of employment, offer to hire, hire, entice away, or offer to enter into any contract with any employee of the Company with whom BMS or any or its Representatives or affiliates comes in contact or becomes aware of in connection with its consideration of a Transaction, or otherwise solicit, induce or otherwise encourage any such person to discontinue, cancel or refrain from entering into any relationship (contractual or otherwise) with the Company (other than through general advertising or other general solicitation not targeted to the Company’s employees) without the Company’s prior written consent. Notwithstanding the foregoing, BMS shall not be precluded from hiring any such employee who (a) initiates a request for employment from BMS and who was not solicited in violation of the foregoing sentence, (b) was terminated by the Company prior to the commencement of any discussions between BMS or its Representatives or affiliates and such employee or (c) responds to a general solicitation for prospective employees not targeted to employees of the Company.

7. In addition, BMS hereby acknowledges that BMS is aware, and that BMS will advise BMS’ Representatives who receive the Evaluation Material, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of the Company (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person (including, without limitation, any of BMS’ Representatives) is likely to purchase or sell such securities.

8. (a) Subject to Section 3 hereof and paragraphs (d) and (e) of this Section 8, BMS agrees that, for a period ending on the earlier of (x) the date which is eighteen (18) months after from the date hereof and (y) the date on which the restrictions set forth in this Section 8(a) terminate in accordance with Section 8(d) of this Agreement (such shorter period being the “Standstill Period”), neither it nor its affiliates or Representatives (in each case to the extent acting on behalf of BMS) will, directly or indirectly, unless invited by the Board of Directors of the Company (which, for purposes of this Section 8, shall include any relevant committee thereof) in writing:

(i) acquire, offer or propose to acquire, or agree or seek to acquire, by purchase or otherwise, beneficial ownership of any securities or direct or indirect rights or options to acquire any securities of the Company or all or substantially all of the assets of the Company;

(ii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise, direct or influence any person or entity with respect to the voting of, any voting securities of the Company;

(iii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of the Company;

(iv) seek or propose, alone (other than as permitted hereby in connection with a Transaction) or in concert with others (other than with Representatives of BMS in connection with a Transaction as permitted hereby), to influence, advise, change or control the Company’s or its affiliates’ management, Board of Directors, governing instruments, affairs or policies, to appoint or designate for election any member of the Company’s Board of Directors, or to increase or decrease, or seek to increase or decrease, the size of the Company’s Board of Directors;

(v) enter into any discussions, negotiations, arrangements or understandings with any other person (other than persons contacted on a bona fide basis to be Representatives of BMS) with respect to any of the foregoing activities or propose any of such activities to any other person; or

(vi) make any public disclosure with respect to the matters contemplated by clauses (i) through (and including) (v) of this Section 8(a).

(b) Notwithstanding the foregoing, nothing in this Section 8 shall limit BMS’ ability to (i) inquire or make a request, orally or in writing, with respect to any amendment or waiver of any provision of this Section 8 (including this paragraph) or (ii) make or submit to the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Company at any time a bona fide non-public and confidential proposal relating to a business combination or similar transaction (including a Transaction or a Business Combination Transaction (as defined below)) so long as such action would not reasonably be expected to require the Company to make a public announcement relating thereto.

(c) Notwithstanding anything in this Agreement to the contrary, neither BMS nor any of its controlled affiliates shall be prohibited from acquiring securities of the Company by or through (i) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of BMS’ or its controlled affiliates’ employees, (ii) any employee benefit plan of BMS or its controlled affiliates for which investment decisions are made by an independent trustee or (iii) any stock portfolio not controlled or managed by BMS or any of its controlled affiliates which invest in the Company (but not principally in the Company) among other companies; provided, in each case, that such fund, employee benefit plan or stock portfolio has not received Evaluation Material. Furthermore, nothing herein shall prevent BMS or any of its controlled affiliates from acquiring securities of, or from entering into any merger or other business combination with, another company or other person which beneficially owns securities of the Company; provided, that the purpose of entering into such transaction is not to circumvent the restrictions set forth in this Section 8.

(d) The restrictions set forth in this Section 8 shall terminate immediately in the event (i) the Company shall have publicly announced that it is undertaking or intends to undertake, or publicly announced that it has engaged a financial adviser or investment bank in connection with, a strategic review, sale, an auction or other similar process with respect to any Business Combination Transaction, (ii) any third party publicly commences any tender or exchange offer to acquire beneficial ownership of more than thirty-five percent (35%) of the outstanding voting securities of the Company and the Board of Directors of the Company either (A) does not within ten (10) business days after the commencement date publicly reject such offer or (B) at any time after the commencement date recommends that the stockholders of the Company accept such offer or publicly announces that it will not take a position or otherwise will remain neutral with respect to such offer (provided that a “stop-look-and-listen” communication made by the Company in compliance with Rule 14d-9(f) under the 1934 Act shall not by itself constitute not taking a position or remaining neutral for such purposes) or (iii) any third party files with the U.S. Securities and Exchange Commission a proxy statement seeking to complete a Business Combination Transaction or to elect two or more directors who were not nominated by the nominating committee of the Company’s Board of Directors and the Board of Directors of the Company either (A) does not within ten (10) days after the filing date publicly reject the proposed Business Combination Transaction or election of directors or (B) at any time after the filing date recommends that the stockholders of the Company vote for such Business Combination Transaction or election of such directors or publicly announces that it will not take a position or otherwise will remain neutral with respect to such transaction or election of directors (provided that a “stop-look-and-listen” communication made by the Company in compliance with Rule 14d-9(f) under the 1934 Act shall not by itself constitute not taking a position or remaining neutral for such purposes). In addition, the restrictions contemplated by this Section 8 shall be terminated and BMS or any of its controlled affiliates shall be permitted to take any of the actions described in the first paragraph of this Section 8 (1) if the Company specifically invites BMS or any of its controlled affiliates in writing to take such actions or (2) if the Company shall have entered into a definitive agreement providing for a Business Combination Transaction. For purposes of this Agreement, “Business Combination Transaction” means (x) any direct or indirect divestiture or sale by the Company or any of its subsidiaries of assets, in one or a series of related transactions, for an aggregate consideration equal to more than thirty-five percent (35%) of the market capitalization of the Company immediately prior to entering into such transaction or of more than thirty-five percent (35%) of the voting securities of the Company, (y) any tender offer or exchange offer that if consummated could result in any person or group beneficially owning more than thirty-five percent (35%) of the voting securities of the Company, or (z) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company involving the direct or indirect acquisition of more than thirty-five percent (35%) of the market capitalization of the Company or of more than thirty-five percent (35%) of the voting securities of the Company (other than the issuance of new securities by the Company solely in connection with a bona fide capital raising transaction).

(e) If the Company has entered into, or after the execution hereof enters into, an agreement similar to this Agreement with a third party considering a Transaction, and such agreement contains restrictions on such third party that are materially less restrictive than the restrictions set forth in this Section 8 (or contains no restrictions similar to the restrictions set forth in this Section 8), then (i) the Company shall promptly notify BMS in writing (it being understood that the Company shall not be obligated to disclose to BMS the identity of any third party involved in such event or any other terms of the confidentiality agreement involved in such event) and (ii) BMS shall automatically be bound to the restrictions set forth above only to such lesser extent and for such lesser period that such third party is restricted.

9. This Agreement does not constitute or create any obligation of the Company to provide any Evaluation Material or other information to BMS, but merely defines the duties and obligations of BMS and BMS’ Representatives with respect to the Evaluation Material to the extent it may be disclosed or made available. Under no circumstances is the Company obligated to disclose or make available any information, including any Evaluation Material, which in its sole and absolute discretion it determines not to disclose. BMS understands and acknowledges that neither the Company nor its Representatives are making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to BMS or its Representatives by the Company or its Representatives on which BMS, its affiliates or its Representatives may rely and that only those representations and warranties made by the Company in writing in a definitive agreement with BMS related to a Transaction, if any, shall have any legal effect. Neither the Company nor its affiliates or Representatives, nor any of the Company’s officers, directors, employees, agents or controlling persons (within the meaning of the 1934 Act) shall have any liability to BMS or any other person (including, without limitation, any of BMS’ Representatives) including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Evaluation Material or for any errors in or omissions from such information.

10. The parties agree that unless and until a definitive agreement between the Company and BMS with respect to any Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction or otherwise by virtue of (i) this Agreement or (ii) any written or oral expression with respect to such a Transaction by any of the Company’s or BMS’ Representatives, except, in the case of this Agreement, for the matters specifically agreed to herein.

11. Except as otherwise provided in the Collaboration Agreement, BMS agrees that the Company has not granted BMS any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to BMS by the Company.

12. If BMS determines that it does not wish to proceed with the Transaction, BMS will promptly advise the Company of that decision. In that case, or in the event that (i) a Transaction is not consummated by BMS or (ii) at any time the Company requests, BMS will promptly deliver to the Company or destroy, in its sole discretion, all copies of the Evaluation Material in BMS’ possession or in the possession of any of BMS’ Representatives (such delivery or destruction to be certified in writing by BMS), including any notes relating thereto, and including expunging all such Evaluation Material from any device containing such information; provided, however, that (A) BMS’ legal department may keep in confidence one copy of the Evaluation Material solely in order to comply with applicable law, regulation, professional standards or reasonable business practice and (B) nothing in this Agreement shall require BMS or any of its Representatives or affiliates to alter, modify, delete or destroy any back up tapes or other back up media made by such party in the ordinary course of business that are not available to an end user, and provided that all obligations of BMS and its Representatives contained herein shall, with respect to such copies, survive any termination of this Agreement. In addition to the foregoing, nothing in this Section 12 shall require BMS to return or destroy any Information or Materials (as such terms are defined in the Collaboration Agreement) to which BMS has the right to possess and use pursuant to and in accordance with the Collaboration Agreement, provided that any restrictions on use, confidentiality and similar provisions contained in the Collaboration Agreement shall continue to apply to such Information and Materials.

13. BMS acknowledges that the Company is a party to a number of agreements with third parties that impose obligations of confidentiality and nonuse on the information exchanged thereunder and with respect to the terms of such agreements for a period of time longer than the term of this Agreement. Therefore, the parties agree that the obligations set forth in Section 1 of this Agreement with respect to the Evaluation Material pertaining to such information or the third party agreements shall survive any termination of this Agreement, for the term of the confidentiality obligation set forth in the applicable third party agreement, provided, that the Company notifies BMS of the term of the confidentiality obligation in the applicable third party agreement and, provided, further, that the Company identifies the type of information that is covered by the third party agreement.

14. BMS and the Company each acknowledge that remedies at law may be inadequate to protect the other party against any actual or threatened breach of this Agreement by it or by its Representatives and, without prejudice to the rights and remedies otherwise available to the non-breaching party, if BMS, the Company or any of their respective Representatives breaches or threatens to breach any of the provisions of this Agreement, the non-breaching party, in addition to any other remedies it may have at law or in equity, shall be entitled to seek equitable remedy, including a restraining order, injunction, specific performance or other similar remedy. In order to specifically enforce the provisions of this Agreement, BMS and the Company each agrees that it will not oppose the granting of such relief on the basis that the non-breaching party has an adequate remedy at law and the breaching party will pay any fees that the non-breaching party may incur in enforcing this Agreement. The Company and BMS each also agrees that it will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the non-breaching party’s seeking or obtaining such relief. BMS acknowledges that the Evaluation Material is valuable and unique and that any disclosure thereof in breach of this Agreement will result in irreparable injury to the Company.

15. Except as otherwise provided in the Collaboration Agreement (as defined below) or in any definitive agreement relating to the Transaction, the validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). BMS and the Company each irrevocably (i) submits to the jurisdiction of any court of the State of New York or the United State District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each a “Proceeding”), (ii) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, and (iii) waives, to the fullest extent permitted by law, any immunity such party may have acquired, or hereafter may acquire, from jurisdiction of any such court or from any legal process therein, and (iv) agrees not to commence any Proceeding other than in such court, and waive, to the fullest extent permitted by, applicable law, any claim that any such Proceeding is brought in an inconvenient forum. EACH PARTY HERETO AGREES THAT IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER AND (C) IT MAKES SUCH WAIVER VOLUNTARILY.

16. The benefits of this Agreement shall inure to the respective successors and permitted assigns of the parties hereto and their successors and assigns and Representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns. Any assignment of this Agreement by BMS without the prior written consent of the Company shall be void.

17. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

18. Except as otherwise provided in the Collaboration Agreement, this Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

19. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

20. Except as otherwise provided in this Agreement, this Agreement shall terminate on the date which is two (2) years from the date of this Agreement (provided that such termination shall not relieve any party hereto of any liability or damages to the other party hereto resulting from any prior breach of this Agreement).

21. Subject to the terms and conditions of this Agreement, the Company hereby waives the provisions of Section 13.1 and Section 13.4 of the Collaboration Agreement, solely to allow BMS to (a) evaluate the Information and Materials (as such terms are defined in the Collaboration Agreement) for the purposes of potentially communicating to the Company on or prior to the date which is thirty (30) days after the first in-person meeting between Representatives of BMS and the Company regarding the Transaction which occurs subsequent to the date of this Agreement a non-public and confidential proposal with respect to the Transaction in accordance with Section 8(b)(i) or (ii) of this Agreement or (b) use the Information and Materials at any time after the restrictions set forth in Section 8(a) of this Agreement shall have terminated as provided in Section 8(d) of this Agreement in connection with BMS or any of its controlled affiliates thereafter taking any of the actions described in Section 8(a) of this Agreement. Except in the event the restrictions set forth in Section 8 of this Agreement shall have terminated as provided therein or as otherwise permitted by Section 8 of this Agreement, the waiver contemplated by this Section 21 will be deemed revoked with retroactive effect in the event that BMS breaches in any material respect any of its obligations under Section 8 of this Agreement.

[Signature Page Follows This Page]

In witness whereof, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized representatives as of June 30, 2010.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Dr. Jeremy Levin
Name:	Dr. Jeremy Levin
Title:	Senior Vice President, Strategy
Alliances & Transactions

ZYMOGENETICS, INC.

By:	/s/ Dr. Bruce L.A. Carter
Name:	Dr. Bruce L.A. Carter
Title:	Chairman

[Signature Page to Confidentiality Agreement]

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